Exhibit 99.1
PRESS ANNOUNCEMENT

John Stewart	Claire Rowberry
Progress Software Corporation	Lewis PR
(781) 280-4101	(617) 226-8841
jstewart@progress.com	progress@lewispr.com
PROGRESS SOFTWARE REPORTS 2010 SECOND QUARTER RESULTS
Non-GAAP Total Revenue Up 9%; Non-GAAP Earnings Per Share Up 51%;
Enterprise Business Solutions Revenue Up 39%
BEDFORD, Mass., June 22, 2010—Progress Software Corporation (NASDAQ: PRGS), a leading software provider that enables enterprises to be operationally responsive announced today results for its second quarter ended May 31, 2010. On a generally accepted accounting principles (GAAP) basis, revenue for the quarter was $127.7 million, up 9 percent from $117.0 million in the second quarter of fiscal 2009. On a non-GAAP basis, revenue totaled $128.3 million, up 9 percent compared to the same period a year ago. Software license revenue increased 15 percent to $44.2 million from $38.5 million in the same quarter last year.
On a GAAP basis:
•	Operating income increased 97 percent to $22.7 million in the second quarter of fiscal 2010 as compared to $11.5 million in the same quarter last year;

•	Net income increased 176 percent to $19.1 million from $6.9 million in the same quarter last year;

•	Diluted earnings per share increased 153 percent to 43 cents in the second quarter of fiscal 2010 as compared to 17 cents in the same quarter a year ago.
On a non-GAAP basis:
•	Operating income increased 48 percent to $35.9 million in the second quarter of fiscal 2010 as compared to $24.3 million in the same quarter last year;

•	Non-GAAP net income increased 64 percent to $26.3 million from $16.1 million in the same quarter last year;

•	Non-GAAP diluted earnings per share increased 51 percent to 59 cents in the second quarter of fiscal 2010 as compared to 39 cents in the same quarter last year.
Richard D. Reidy, president and chief executive officer of Progress Software, said: “We grew total non-GAAP revenue by nine percent and increased revenue in our high-growth Enterprise Business Solutions portfolio, which includes the recently announced Progress® Responsive Process Management™ (RPM) suite, by 39 percent year-over-year. Additionally, our Application Development Platforms group, which includes the Progress OpenEdge® SaaS platform, grew by nine percent year-over-year. The company’s solid top line growth, coupled with disciplined expense management, were key factors in generating an increase in our non-GAAP earnings per share by 51 percent during the quarter.”
Reidy added: “On the products side, we launched two new solution accelerators (the Progress® Order Management Stability [OMS] and Progress® Market Surveillance and Monitoring solution accelerator) as part of our global rollout of the Progress Responsive Process Management (RPM) suite.”

Progress Software’s cash and short-term investments at the end of the second quarter totaled $261 million. Progress Software repurchased approximately 48,000 shares at a cost of $1.5 million in the second quarter of fiscal 2010. The existing re-purchase authorization, under which approximately 598,000 shares remain available for repurchase, expires on September 30, 2010.
The non-GAAP amounts primarily exclude the amortization of acquired intangibles, stock-based compensation, restructuring and acquisition-related costs, purchase accounting adjustments for deferred revenue and certain adjustments to the provision for income taxes.
The non-GAAP results noted above and the non-GAAP financial outlook for 2010 discussed below represent non-GAAP financial measures. A reconciliation of these measures to the appropriate GAAP measures for the three months ended May 31, 2010 and May 31, 2009, and the 2010 outlook, as well as further information regarding these measures, is included in the condensed financial information provided with this release.
Quarterly Highlights
•	Progress Software launched the Progress Order Management Stability (OMS) solution accelerator, which provides telecommunication service providers with the ability to gain end-to-end visibility across multiple order management systems, identify order fallout and resolve potential problems across their customer order lifecycle. The Progress OMS solution accelerator is built on the Progress Responsive Process Management (RPM) suite.

•	The company announced, during May, that it developed additional Foreign Exchange (FX) connectivity adaptors for the Progress Apama® Capital Markets Framework. The Apama platform now connects to a much wider range of single bank FX platforms (or portals) as well as a broader spectrum of FX liquidity sources, including electronic communications networks (ECNs) and inter-dealer markets. FX aggregation is a prerequisite for building numerous types of FX trading applications. It is also a key requirement for building effective algorithmic strategies, including high frequency trading.

•	Progress Software further advanced its real-time market monitoring and surveillance capabilities with the launch of the Progress Market Surveillance and Monitoring solution accelerator. This solution accelerator enables financial institutions, exchanges and market regulators to detect patterns of abusive or erroneous trading activity and take corrective action to prevent trading fraud and abuse in real-time. It is also built on the Progress RPM suite.

•	During the month, the company announced that it has added a highly compliant and cost effective data privacy solution to the Progress OpenEdge SaaS platform. With this new functionality, Progress enables full life-cycle data encryption that, for example, complies with the latest Payment Card Industry (PCI) regulations, an important requisite for the ongoing expansion of Cloud Computing.

•	Gartner placed Progress Software in the Visionary Quadrant of the first Gartner Magic Quadrant for Application Performance Monitoring featuring the Progress Actional® platform. The Actional product provides comprehensive operational and business visibility, root cause analysis, policy-based auditing, compliance, and control of services in a heterogeneous IT environment. Functionality includes visibility into real-time processing, snapshot views of individual end-to-end transactions, and dynamic controls for improving transaction processing.

•	The Progress Sonic® Enterprise Service Bus (ESB) R8.0, which combines the benefits of open standards with the feature-rich tooling native to the Progress Sonic products, was launched in the second quarter. A major highlight of the Sonic ESB 8.0 product release is its support for a RESTful (Representation State Transfer) architectural approach to integration.

•	Lufthansa launched the air travel industry’s first real-time, location-based social networking application for frequent flyers called MemberScout. The application was developed by match2blue using the Progress Apama Business Event Processing (BEP) platform.
Additional highlights can be found at: http://web.progress.com/inthenews/pressreleases.html.
Business Outlook
Progress Software is providing the following guidance for the fiscal year ending November 30, 2010:
•	GAAP revenue is expected to be in the range of $509 million to $519 million.

•	On a non-GAAP basis, revenue is expected to be in the range of $510 million to $520 million.

•	GAAP diluted earnings per share are expected to be in the range of $0.89 to $1.04.

•	On a non-GAAP basis, diluted earnings per share are expected to be in the range of $2.28 to $2.35.
Progress Software is providing the following guidance for the third fiscal quarter ending August 31, 2010:
•	On a GAAP and non-GAAP basis, revenue is expected to be in the range of $121 million to $124 million.

•	GAAP diluted earnings per share are expected to be in the range of 9 cents to 19 cents.

•	On a non-GAAP basis, diluted earnings per share are expected to be in the range of 53 cents to 56 cents.
The outlook for non-GAAP revenue excludes purchase accounting adjustments for deferred revenue. The outlook for non-GAAP earnings excludes the amortization of acquired intangibles, stock-based compensation, restructuring, transition and acquisition-related costs, purchase accounting adjustments for deferred revenue, certain insurance reimbursements and related tax effects.
Legal Notice Regarding Non-GAAP Financial Information
Progress Software provides non-GAAP revenue, operating income, net income and earnings per share as additional information for investors. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). Such measures are intended to supplement GAAP and may be different from non-GAAP measures used by other companies. Progress Software believes that the non-GAAP results described in this release are useful for an understanding of its ongoing operations and provide additional detail and an alternative method of assessing its operating results. Management uses these non-GAAP results to compare the company’s performance to that of prior periods for analysis of trends and for budget and planning purposes. A reconciliation of non-GAAP adjustments to the company’s GAAP financial results is included in the tables below.

Conference Call
The Progress Software quarterly investor conference call to review its fiscal second quarter 2010 results and business outlook will be Webcast live at 9:00 a.m. (EDT) on Wednesday, June 23, 2010 on the company’s Web site, located at www.progress.com/investors.
As previously disclosed, in combination with this press release, Progress Software is providing in advance a copy of prepared remarks for its conference call. The press release and the prepared remarks are available on the Progress website (www.progress.com) on the investor relations page. The conference call will include only brief comments followed by questions and answers. The prepared remarks will not be read on the call.
The conference call will be webcast and accessible on the Progress Website at http://www.progress.com/investors. The conference call will also be webcast live via Yahoo (http://www.yahoo.com), Motley Fool (http://www.fool.com), Streetevents (http://www.streetevents.com), TD Waterhouse (http://www.tdwaterhouse.com) and Fidelity.com (http://www.fidelity.com). An archived version of the conference call and supporting materials will be available on the Progress Software Investor Relations Website after the live conference call.
Progress Software Corporation
Progress Software Corporation (NASDAQ: PRGS) is a global software company that enables enterprises to be operationally responsive to changing conditions and customer interactions as they occur — to capitalize on new opportunities, drive greater efficiencies and reduce risk. The company offers a comprehensive portfolio of best-in-class infrastructure software spanning event-driven visibility and real-time response, open integration, data access and integration, and application development and deployment — all supporting on-premises and SaaS/Cloud deployments. Progress maximizes the benefits of operational responsiveness while minimizing IT complexity and total cost of ownership. Progress can be reached at www.progress.com or +1-781-280-4000.
Safe Harbor Statement
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include statements regarding the Company’s business outlook for its third fiscal quarter and full fiscal year and strategic plans, involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including but not limited to the following: the receipt and shipment of new orders; the timely release of enhancements to the Company’s products; the growth rates of certain market segments; the positioning of the Company’s products in those market segments; variations in the demand for professional services and technical support; pricing pressures and the competitive environment in the software industry; the continuing weakness in the U.S. and international economies, which could result in fewer sales of the Company’s products and may otherwise harm the Company’s business; the Company’s ability to complete and integrate acquisitions; the Company’s ability to realize the expected benefits and anticipated synergies from acquired businesses; the Company’s ability to penetrate international markets and manage its international operations; changes in exchange rates; the Company’s ability to realize the expected benefits from its previously-announced restructuring actions; and the potential disruption to the Company’s business from those restructuring actions . The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company’s business, please refer to the Company’s filings with the Securities and Exchange Commission.
Actional, Apama, OpenEdge, Progress, Progress RPM, Progress Responsive Process Management and Sonic are trademarks or registered trademarks of Progress Software Corporation or one of its subsidiaries or affiliates in the U.S. and other countries. Any other trademarks contained herein are the property of their respective owners.
END

Progress Software Corporation
GAAP Condensed Consolidated Statements of Operations

	Three Months Ended
	May 31,	May 31,	Percent
(In thousands except per share data)	2010	2009	Change

Revenue:
Software licenses	$44,228	$38,513	15%
Maintenance and services	83,428	78,534	6%

Total revenue	127,656	117,047	9%

Costs of revenue:
Cost of software licenses	1,619	1,527	6%
Cost of maintenance and services	18,327	15,997	15%
Amortization of purchased technology	5,285	5,069	4%

Total costs of revenue	25,231	22,593	12%

Gross profit	102,425	94,454	8%

Operating expenses:
Sales and marketing	40,140	43,505	(8)%
Product development	23,153	23,023	1%
General and administrative	13,448	13,830	(3)%
Amortization of other acquired intangibles	2,736	2,474	11%
Acquisition-related expenses	—	110	(100)%
Restructuring expense	203	(30)

Total operating expenses	79,680	82,912	(4)%

Income from operations	22,745	11,542	97%
Other income (expense), net	3,919	(460)

Income before provision for income taxes	26,664	11,082	141%
Provision for income taxes	7,606	4,175	82%

Net income	$19,058	$6,907	176%

Earnings per share:
Basic	$0.45	$0.17	165%
Diluted	$0.43	$0.17	153%

Weighted average shares outstanding:
Basic	42,537	39,997	6%
Diluted	44,237	40,697	9%

	Six Months Ended
	May 31,	May 31,	Percent
(In thousands except per share data)	2010	2009	Change

Revenue:
Software licenses	$91,345	$84,365	8%
Maintenance and services	163,858	153,542	7%

Total revenue	255,203	237,907	7%

Costs of revenue:
Cost of software licenses	3,608	3,844	(6)%
Cost of maintenance and services	35,241	33,330	6%
Amortization of purchased technology	10,383	9,797	6%

Total costs of revenue	49,232	46,971	5%

Gross profit	205,971	190,936	8%

Operating expenses:
Sales and marketing	83,346	87,820	(5)%
Product development	46,540	47,942	(3)%
General and administrative	26,230	28,406	(8)%
Amortization of other acquired intangibles	5,100	4,840	5%
Acquisition-related expenses	415	220	89%
Restructuring expense	25,974	5,448

Total operating expenses	187,605	174,676	7%

Income from operations	18,366	16,260	13%
Other income, net	6,675	769	768%

Income before provision for income taxes	25,041	17,029	47%
Provision for income taxes	6,989	6,471	8%

Net income	$18,052	$10,558	71%

Earnings per share:
Basic	$0.43	$0.26	65%
Diluted	$0.42	$0.26	62%

Weighted average shares outstanding:
Basic	41,808	39,969	5%
Diluted	43,461	40,609	7%

Progress Software Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended May 31, 2010			Three Months Ended May 31, 2009
	As			As			Percent
(In thousands except per share data)	Reported	Adjustments	Non-GAAP	Reported	Adjustments	Non-GAAP	Change

Total revenue	$127,656	$605	$128,261	$117,047	695	$117,742	9%
Purchase accounting adjustments for deferred revenue (1)	(605)	605		(695)	695

Income from operations	$22,745	$13,144	$35,889	$11,542	$12,737	$24,279	48%
Purchase accounting adjustments for deferred revenue (1)	(605)	605		(695)	695
Amortization of acquired intangibles	(8,021)	8,021		(7,543)	7,543
Acquisition-related expenses	—	—		(110)	110
Restructuring expense	(203)	203		30	(30)
Stock option investigation (2)	130	(130)		(170)	170
Stock-based compensation (3)	(4,445)	4,445		(4,249)	4,249

Operating margin percentage	17.8%		28.0%	9.9%		20.6%	36%

Other income (expense), net	$3,919	$—	$3,919	$(460)	$—	$(460)

Provision for income taxes (5)	$7,606	$5,942	$13,548	$4,175	$3,587	$7,762	75%

Net income	$19,058	$7,202	$26,260	$6,907	$9,150	$16,057	64%

Earnings per share — diluted	$0.43		$0.59	$0.17		$0.39	51%

Weighted average shares outstanding — diluted	44,237		44,237	40,697		40,697	9%

	Six Months Ended May 31, 2010			Six Months Ended May 31, 2009
	As			As			Percent
(In thousands except per share data)	Reported	Adjustments	Non-GAAP	Reported	Adjustments	Non-GAAP	Change

Total revenue	$255,203	$1,059	$256,262	$237,907	2,243	$240,150	7%
Purchase accounting adjustments for deferred revenue (1)	(1,059)	1,059		(2,243)	2,243

Income from operations	$18,366	$50,278	$68,644	$16,260	$30,814	$47,074	46%
Purchase accounting adjustments for deferred revenue (1)	(1,059)	1,059		(2,243)	2,243
Amortization of acquired intangibles	(15,483)	15,483		(14,637)	14,637
Acquisition-related expenses	(415)	415		(220)	220
Restructuring expense	(25,974)	25,974		(5,448)	5,448
Stock option investigation (2)	1,330	(1,330)		(201)	201
Stock-based compensation (3)	(8,677)	8,677		(8,065)	8,065

Operating margin percentage	7.2%		26.8%	6.8%		19.6%	37%

Other income, net (4)	$6,675	$(899)	$5,776	$769	$—	$769	651%

Provision for income taxes (5)	$6,989	$18,500	$25,489	$6,471	$9,556	$16,027	59%

Net income	$18,052	$30,879	$48,931	$10,558	$21,258	$31,816	54%

Earnings per share — diluted	$0.42		$1.13	$0.26		$0.78	45%

Weighted average shares outstanding — diluted	43,461		43,461	40,609		40,609	7%

(1)	The purchase accounting adjustment for deferred revenue is included within maintenance and services revenue and represents the write-down to fair value of the deferred maintenance revenue of Savvion and Iona Technologies at the date of each acquisition.

(2)	Stock option investigation expenses are included within general and administrative expenses and primarily represent professional services fees associated with the SEC’s investigation and shareholder derivative lawsuits related to the company’s historical stock option grant practices. The credit amount for the three and six months ended May 31, 2010 relates to insurance reimbursements in excess of previously estimated amounts.

(3)	Stock-based compensation expense, representing the fair value of equity awards, is included in the following GAAP expenses:

	Three Months Ended May 31, 2010			Three Months Ended May 31, 2009
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Cost of software licenses	$6	$(6)	$—	$8	$(8)	$—
Cost of maintenance and services	204	(204)	—	231	(231)	—
Sales and marketing	1,215	(1,215)	—	1,398	(1,398)	—
Product development	966	(966)	—	1,003	(1,003)	—
General and administrative	2,054	(2,054)	—	1,609	(1,609)	—

	$4,445	$(4,445)	$—	$4,249	$(4,249)	$—

	Six Months Ended May 31, 2010			Six Months Ended May 31, 2009
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Cost of software licenses	$15	$(15)	$—	$20	$(20)	$—
Cost of maintenance and services	458	(458)	—	468	(468)	—
Sales and marketing	2,793	(2,793)	—	2,886	(2,886)	—
Product development	2,074	(2,074)	—	1,947	(1,947)	—
General and administrative	3,337	(3,337)	—	2,744	(2,744)	—

	$8,677	$(8,677)	$—	$8,065	$(8,065)	$—

     In addition, the restructuring expense for the six months ended May 31, 2010 includes approximately $0.3 million of stock-based compensation expense.
(4)	The non-GAAP adjustment in other income for the six months ended May 31, 2010 relates to an insurance settlement gain from a pre-acquisition contingency assumed as part of a prior acquisition.

(5)	The non-GAAP provision for income taxes was calculated reflecting an effective rate of 34.0% and 32.6% for the three months ended May 31, 2010 and 2009, respectively, and 34.3% and 33.5% for the six months ended May 31, 2010 and 2009, respectively. The difference between the effective rate under GAAP and the effective tax rate utilized in the preparation of non-GAAP financial measures primarily relates to the tax effects of stock-based compensation and amortization of acquired intangibles, which are excluded from the determination of non-GAAP net income. The non-GAAP effective tax rate for the three months ended May 31, 2010 also excludes a one-time benefit of $2.5 million.

Progress Software Corporation
Condensed Consolidated Balance Sheets

	May 31,	November 30,
(In thousands)	2010	2009

Assets
Cash and short-term investments	$260,568	$224,121
Accounts receivable, net	86,842	98,872
Other current assets	44,612	34,626

Total current assets	392,022	357,619

Property and equipment, net	57,289	59,625
Goodwill and intangible assets, net	336,053	304,887
Other assets	76,682	76,719

Total	$862,046	$798,850

Liabilities and shareholders’ equity
Accounts payable and other current liabilities	$82,377	$85,681
Short-term deferred revenue	136,946	141,243

Total current liabilities	219,323	226,924

Long-term deferred revenue	3,788	4,511
Other liabilities	9,887	11,963
Shareholders’ equity:
Common stock and additional paid-in capital	316,629	247,265
Retained earnings	312,419	308,187

Total shareholders’ equity	629,048	555,452

Total	$862,046	$798,850

Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	May 31,	May 31,
(In thousands )	2010	2009

Cash flows from operations:
Net income	$18,052	$10,558
Depreciation, amortization and other noncash items	30,224	27,754
Other changes in operating assets and liabilities	2,643	(20,391)

Net cash flows from operations	50,919	17,921
Capital expenditures	(4,076)	(3,242)
Redemptions of auction-rate securities	575	5,400
Acquisitions, net of cash acquired	(49,177)	—
Share issuances, net	51,460	1,675
Other	(13,254)	8,452

Net change in cash and short-term investments	36,447	30,206
Cash and short-term investments, beginning of period	224,121	118,529

Cash and short-term investments, end of period	$260,568	$148,735

Progress Software Corporation
Reconciliation of Forward-Looking Guidance
Diluted Earnings Per Share Range

Three Months Ended August 31, 2010

GAAP expectation	$0.09 - $0.19

Adjustment to exclude stock-based compensation	$0.08 - $0.09
Adjustment to exclude amortization of acquired intangibles	$0.11 - $0.11
Adjustment to exclude restructuring and transition expenses	$0.18 - $0.24

Non-GAAP expectation	$0.53 - $0.56

Twelve Months Ended November 30, 2010

GAAP expectation	$0.89 - $1.04

Adjustment to exclude stock-based compensation	$0.29 - $0.30
Adjustment to exclude amortization of acquired intangibles	$0.45 - $0.45
Adjustment to exclude restructuring and transition expenses	$0.59 - $0.65
Other adjustments	($0.02) - ($0.01)

Non-GAAP expectation	$2.28 - $2.35